Exhibit 99.1

Gladstone Investment Corporation Reports Financial Results for the Fourth Quarter and Year Ended March 31, 2014

MCLEAN, Va., May 13, 2014 (GLOBE NEWSWIRE) -- Gladstone Investment Corporation (Nasdaq:GAIN) (the "Company") today announced earnings for its fourth quarter and year ended March 31, 2014. Please read the Company's Form 10-K filed today with the U.S. Securities and Exchange Commission (the "SEC"), which can be retrieved from the SEC's website at www.sec.gov or from the Company's website at www.gladstoneinvestment.com.

Summary Information: (dollars in thousands, except per share data):

	March 31,	December 31,
	2014	2013	Change	% Change
For the Quarter Ended:
Total investment income	$ 8,811	$ 8,696	$ 115	1.3%
Total expenses	(4,167)	(4,294)	(127)	(3.0)
Net investment income	4,644	4,402	242	5.5
Net investment income per common share	0.18	0.17	0.01	5.9
Cash distribution per common share	0.18	0.23	(0.05)	(21.7)
Total realized loss	(3,448)	(13,144)	9,696	73.8
Total unrealized depreciation	(259)	(1,944)	1,685	86.7
Total unrealized depreciation excluding reversal of previously-recorded depreciation upon realization	(3,237)	(15,462)	12,225	79.1
Net increase (decrease) in net assets resulting from operations	937	(10,686)	11,623	NM
Weighted average yield on interest-bearing investments	12.6%	12.7%	(0.1)%	(0.8)
Total dollars invested	$ 32,096	$ 44,172	$ (12,076)	(27.3)
Total dollars repaid	5,194	24,434	(19,240)	(78.7)

As of:
Total investments at fair value	$ 314,393	$ 290,727	$ 23,666	8.1%
Fair value as a percent of cost	82.0%	80.7%	1.3%	1.6
Total net assets	$ 220,837	$ 224,665	(3,828)	(1.7)
Net asset value per common share	8.34	8.49	(0.15)	(1.8)
Asset coverage ratio	298%	336%	(38)%	(11.3)
Number of portfolio companies	29	26	3	11.5

	March 31,	March 31,
For the Year Ended:	2014	2013	Change	% Change
Total investment income	$ 36,264	$ 30,538	$ 5,726	18.8%
Total expenses	(16,957)	(14,050)	2,907	20.7
Net investment income	19,307	16,488	2,819	17.1
Net investment income per common share	0.73	0.68	0.05	7.4
Cash distribution per common share	0.71	0.60	0.11	18.3
Total realized gain	8,212	802	7,410	923.9
Total unrealized depreciation	(28,848)	(11)	(28,837)	NM
Total unrealized depreciation excluding reversal of previously-recorded (depreciation) appreciation upon realization	(28,058)	(11)	(28,047)	NM

Net (decrease) increase in net assets resulting from operations	(1,329)	17,279	(18,608)	NM
Weighted average yield on interest-bearing investments	12.6	12.5	0.1	0.8
Total dollars invested	$ 132,291	$ 87,607	$ 44,684	51.0
Total dollars repaid	51,828	28,424	23,404	82.3

As of:
Total investments at fair value	$ 314,393	$ 286,482	$ 27,911	9.7
Fair value as a percent of cost	82.0%	87.8%	(5.8)%	(6.6)
Total net assets	$ 220,837	$ 240,963	$ (20,126)	(8.4)
Net asset value per common share	8.34	9.10	(0.76)	(8.4)
Asset coverage ratio	298%	272%	26	9.6
Number of portfolio companies	29	21	8	38.1

NM=Not Meaningful

Highlights for the Quarter: During the quarter ended March 31, 2014, the following significant events occurred:

  Portfolio Activity: In February, the Company invested $13.1 million and $15.7 million, in a combination of debt and equity, in two new portfolio companies, Head Country, Inc. and Edge Adhesives Holdings, Inc. ("Edge"), respectively. Gladstone Capital Corporation, an affiliate of the Company, participated as a co-investor in Edge providing $11.1 million of debt and equity financing at the same price and terms as the Company's investment. In addition, the Company disbursed $3.4 million to existing portfolio companies and received $5.2 million in repayments.
  Recurring Distributions: The Company paid monthly cash distributions for each of January, February and March 2014 to common stockholders of $0.06 per common share and to preferred stockholders of $0.1484375 per preferred share for the Company's 7.125% Series A Cumulative Term Preferred Stock.

Fourth Quarter 2014 Results: Net Investment Income for the quarters ended March 31, 2014 and December 31, 2013 was $4.6 million, or $0.18 per share, and $4.4 million, or $0.17 per share, respectively, an increase in Net Investment Income of 5.5%. The increase in Net Investment Income for the quarter ended March 31, 2014, as compared to the prior quarter, was primarily due to the $0.4 million increase in interest income, primarily due to an increase in the weighted average principal balance of the Company's interest-bearing investments of $18.4 million as compared to the prior quarter, and a decrease in other expenses of $0.5 million, primarily due to an excise tax recorded in the prior quarter. This was partially offset by a decrease in other income by $0.3 million and an increase in interest expense by $0.2 million, due to an increase in borrowings to fund the Company's two new deals. Net Increase (Decrease) in Net Assets Resulting from Operations for the quarters ended March 31, 2014 and December 31, 2013 was $0.9 million, or $0.03 per share, and $(10.7) million, or $(0.40) per share, respectively. The quarter over quarter change was primarily due to a larger amount of unrealized depreciation in the prior quarter compared with the quarter ended March 31, 2014.

Fiscal Year End Results: Net Investment Income for the fiscal years ended March 31, 2014 and 2013 was $19.3 million, or $0.73 per share, and $16.5 million, or $0.68 per share, respectively, an increase in Net Investment Income of 17.1%. Net Investment Income increased primarily due to an increase in interest income on the Company's interest-bearing investments, offset partially by increases in interest expense, base management and incentive fee expense compared to the prior year. Interest income on debt investments increased $5.7 million, or 22.8%, primarily due to an increase in the weighted average principal balance of the Company's interest-bearing investments of $43.4 million for the year ended March 31, 2014, compared to the prior year.

Partially offsetting the increase in investment income was the increase in interest expense due to the increase in the weighted average outstanding balance of $19.1 million, compared to the prior year. Additionally offsetting the increased investment income was an increase in the base management fee resulting from a larger portfolio and an increase in the incentive fee expense, resulting from an increase in the pre-incentive fee income.

Net (Decrease) Increase in Net Assets Resulting from Operations for the fiscal years ended March 31, 2014 and 2013 was $(1.3) million, or $(0.05) per share, and $17.3 million, or $0.71 per share, respectively. The year-over-year change is primarily due to larger amount of net unrealized depreciation in the current year, offset partially by the increase in Net Investment Income and realized gains in the current year as compared to the prior year.

Comments from the Company's President, Dave Dullum: "The past year was exciting for the Company's management and rewarding for shareholders. We increased our monthly dividend 20% per share, recognized a significant capital gain on the sale of one of our portfolio companies and added nine new portfolio investments through our buyout activity. We look forward to continued growth knowing there will be numerous challenges in the next year."

Distributions Declared: Declared the following monthly cash distributions to stockholders:

Record Date	Payment Date	Distribution per Common Share	Distribution per Term Preferred Share
April 21, 2014	April 30, 2014	$ 0.06	$ 0.1484375
May 20, 2014	May 30, 2014	0.06	0.1484375
June 19, 2014	June 30, 2014	0.06	0.1484375
	Total for the Quarter	$ 0.18	$ 0.4453125

Conference Call for Stockholders: The Company will hold its earnings release conference call Wednesday, May 14, 2014, at 8:30 a.m. EDT. Please call (855) 376-7516 and use conference ID 24404190 to enter the conference. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through June 14, 2014. To hear the replay, please dial (800) 585-8367 and use conference number 24404190. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company's quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company's website through July 14, 2014.

About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make debt and equity investments in small and medium-sized businesses in the United States in connection with acquisitions, changes in control and recapitalizations. The Company has paid 107 consecutive monthly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

The Company undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations. For a description of certain risks to which the Company is or may be subject, please refer to the factors discussed under the captions "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors" included in the Company's filings with the SEC (accessible at www.sec.gov).

To obtain a paper copy of the Form 10-K filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company's Form 10-K for the year ended March 31, 2014, including the notes to the consolidated financial statements contained therein.

CONTACT: Investor Relations Inquiries:
         Please visit www.gladstone.com or +1-703-287-5893